Exhibit 99.1

FOR IMMEDIATE RELEASE:
Contact:

M. Scott Patterson                            F. Michael Johnson
Secretary                                     Chief Financial Officer
The Peoples BancTrust Company, Inc.           South Alabama Bancorporation, Inc.
310 Broad Street                              100 St. Joseph Street
Selma, Alabama  36701                         Mobile, Alabama  36601
(334) 418-8268                                (334) 431-7813



              THE PEOPLES BANCTRUST COMPANY, INC. AND SOUTH ALABAMA
            BANCORPORATION, INC. AGREE TO TERMINATE MERGER AGREEMENT


Selma and Mobile, Alabama, March 27, 2001 - Richard P. Morthland, Chairman and Chief Executive Officer of The Peoples BancTrust Company, Inc. (Nasdaq SmallCap:
PBTC), and W. Bibb Lamar, Jr., President and Chief Executive Officer of South Alabama Bancorporation, Inc. (Nasdaq SmallCap: SABC) jointly announced today that the companies have agreed to terminate their Agreement and Plan of Merger by mutual consent, subject to final ratification by the boards of directors of both companies.

     Pursuant to the merger agreement, which had been unanimously approved by the boards of both companies, Peoples and South Alabama would have combined in a "merger of equals." The companies mutually agreed that such a merger at this time was not in the best interests of their shareholders, customers and employees, as well as the communities they serve.

     The Peoples BancTrust Company, which has total assets of approximately $670 million and is headquartered in Selma, Alabama, is the parent company of The Peoples Bank and Trust Company. South Alabama Bancorporation, which has total assets of approximately $575 million and is headquartered in Mobile, Alabama, is the parent company of South Alabama Bank in Mobile and Baldwin Counties, First National Bank, Brewton, The Monroe County Bank, The Commercial Bank of Demopolis, Sweet Water State Bank and South Alabama Trust Company, Inc.